EXHIBIT 99.1

First Cash Raises 2011 EPS Guidance to a Range of $2.12 to $2.20; Reports Pawn Acquisition, Payday Disposition and Stock Buyback Intentions

ARLINGTON, Texas, March 14, 2011 (GLOBE NEWSWIRE) -- First Cash Financial Services, Inc. (Nasdaq:FCFS) today announced that it is raising fiscal 2011 guidance for earnings per share from continuing operations to a range of $2.12 to $2.20, compared to the original estimate of $2.02 to $2.10. The increase is the result of stronger than expected quarter-to-date results, positive trends expected over the balance of 2011 and a recently completed acquisition of six pawn stores located in Indiana and Missouri. In addition, the Company has entered into an agreement to sell its Illinois payday lending operations, and may use proceeds from the sale, along with operating cash flows, to buy back shares of Company stock under its existing repurchase authorization.

Fiscal 2011 Earnings Guidance

The Company is increasing its estimate of earnings from continuing operations to be in a range of $2.12 to $2.20 per share for fiscal 2011, which excludes the projected 2011 earnings from the Illinois payday lending stores being sold. The previous guidance for earnings per share from continuing operations for fiscal 2011 was a range of $2.02 to $2.10 per share, which included an expected earnings contribution of approximately $0.05 per share from the Company's Illinois stores. Excluding the previously estimated 2011 earnings per share of $0.05 from the Illinois stores, the effective increase in 2011 guidance is approximately $0.15 per share. For the first quarter of 2011, projected earnings from continuing operations, excluding the Illinois stores, is now $0.47 to $0.49 per share.

The increased guidance range implies estimated year-over-year earnings growth from continuing operations of approximately 42% to 48% for the first quarter of 2011 and 28% to 33% for the full year. Mr. Rick Wessel, Chairman and Chief Executive Officer, stated, "Our quarter-to-date results have significantly exceeded expectations, as we continue to see strength across all markets and product sectors of our operations. As a result of this strength, coupled with the announced six-store pawn acquisition and other upward revisions in our forecast, we are raising our expectations for full-year revenue and profitability. We believe that our strategy, market positioning and the operating environment for our business is very positive for 2011."

Acquisition of U.S. Pawn Stores

In February 2011, the Company completed the acquisition of a six-store chain of retail pawn locations in Indiana and Missouri. Four of the acquired stores are in the Indianapolis area, which is a new geographic market for the Company, while the other two stores are located in St. Louis, which will complement the Company's existing operations in that market. The purchase price for the all-cash transaction was approximately $4 million, and the Company expects the acquisition to be accretive to earnings immediately.

With this acquisition, the Company has added a total of 21 large format U.S. pawn locations in the past twelve months. This represents an increase of 22% in the year-over-year large format U.S. pawn store count, which is expected to drive continued revenue growth and profit as the acquired stores are integrated and the newer stores mature. Mr. Wessel noted, "This acquisition is part of our strategy for expanding U.S. pawn operations, and is both additive and complementary to our well-established full-format pawn store growth platform in Mexico."

Sale of Illinois Payday Lending Operations

On March 11, 2011, the Company reached an agreement to sell all ten of its short-term loan/payday lending stores located in Illinois to a privately-held operator of check cashing and short-term lending stores. The all-cash transaction is expected to close by the end of March 2011, subject to final regulatory and licensing transfers. The purchase price could total up to $19.7 million, as determined based on a short-term earn-out formula.

Mr. Wessel stated, "The disposition of our Illinois payday lending operation is a positive event for the Company. We received a fair price for the stores, and have taken another step toward moving away from payday lending and focusing on our core pawn operations. New and significantly different legal and regulatory changes are scheduled for implementation in Illinois in late March. This disposition allows us to exit the Illinois market without incurring the expense associated with compliance with these new laws and regulations. This sale substantially reduces our regulatory exposure outside of Texas related to payday lending and credit services products. A portion of the Illinois earnings should be replaced by the addition of pawn earnings from the stores acquired in Indiana and Missouri. In addition, this decision allows First Cash to redeploy management resources and capital to further grow our core pawn operations in the U.S. and Mexico."

The gain from the sale, along with the earnings from operations for all of the Illinois stores, will be classified for reporting purposes as a discontinued operation. Revenue and earnings from continuing operations will be reclassified to exclude the Illinois results in 2011 and comparative prior-year periods, which are detailed elsewhere in this release.

Shares Repurchase Authorization

With the Company's forecast for continued cash flows from operations and the expected proceeds from the Illinois sale, the Company's significant net cash position should continue to grow. As a result, the Company is announcing its intention to resume buybacks of its common stock under its current share repurchase authorization which provides for additional repurchases of up to approximately 1,360,000 shares of common stock. Mr. Wessel commented, "Reconfirming the share repurchase program reflects our confidence in the long-term future of First Cash. We believe that repurchasing our shares is a productive use of operating cash flows and excess balance sheet capacity."

Under its share repurchase program, the Company can purchase common stock on the open market or in privately negotiated transactions with independent third-parties. The number of shares to be purchased and the timing of the purchases are based on the level of cash balances, market price of the Company's common stock, general business conditions and other factors, including alternative investment opportunities. No time limit was set for completion of repurchases under the existing authorization.

Forward-Looking Information

This release may contain forward-looking statements about the business, financial condition and prospects of the Company. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as "believes," "projects," "expects," "may," "estimates," "should," "plans," "targets," "intends," "could," or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Forward-looking statements in this release include, without limitation, the Company's expectations of earnings per share, earnings growth, expansion strategies, regulatory exposures, store openings, liquidity, cash flow, consumer demand for the Company's products and services, future share repurchases and the impact thereof, completion of disposition transactions and expected gains from the sale of such operations, earnings from acquisitions, and other performance results. These statements are made to provide the public with management's current assessment of the Company's business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company and may include changes in regional, national or international economic conditions, changes in the inflation rate, changes in the unemployment rate, changes in consumer purchasing, borrowing and repayment behaviors, changes in credit markets, the ability to renew and/or extend the Company's existing bank line of credit, credit losses, changes or increases in competition, the ability to locate, open and staff new stores, the availability or access to sources of inventory, inclement weather, the ability to successfully integrate acquisitions, the ability to hire and retain key management personnel, the ability to operate with limited regulation as a credit services organization, new federal, state or local legislative initiatives or governmental regulations (or changes to existing laws and regulations) affecting short-term/payday loan businesses, credit services organizations and pawn businesses (in both the United States and Mexico), changes in import/export regulations and tariffs or duties, changes in anti-money laundering regulations, unforeseen litigation, changes in interest rates, monetary inflation, changes in tax rates or policies, changes in gold prices, changes in energy prices, cost of funds, changes in foreign currency exchange rates, future business decisions, public health issues and other uncertainties. These and other risks, uncertainties and regulatory developments are further and more completely described in the Company's 2010 Annual Report on Form 10-K.

About First Cash

First Cash Financial Services, Inc. is a leading international specialty retailer and provider of consumer financial services. Its 501 retail pawn locations buy and sell a wide variety of jewelry, electronics, tools and other merchandise, and make small consumer loans secured by pledged personal property. The Company's short-term loan locations provide various combinations of financial services products, including short-term loans, check cashing, and credit services. In total, the Company owns and operates 614 stores in eight U.S. states and 21 states in Mexico.

First Cash is a component company in both the Standard & Poor's SmallCap 600 Index® and the Russell 2000 Index®. First Cash's common stock (ticker symbol "FCFS") is traded on the Nasdaq Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

The First Cash Financial Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3365

FIRST CASH FINANCIAL SERVICES, INC.

PRO FORMA FINANCIAL INFORMATION
ADJUSTED TO REFLECT DISCONTINUED PAYDAY
LENDING OPERATIONS IN ILLINOIS
(UNAUDITED)

	Quarter Ended				Year Ended
	Mar. 31, 2010	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010	Dec. 31, 2010
As previously reported (1):
Total revenue	$96,435	$96,891	$ 108,182	$ 129,639	$ 431,147
Cost of revenue	39,525	39,657	43,769	53,991	176,942
Net revenue	56,910	57,234	64,413	75,648	254,205
Total expenses and other income	39,801	40,099	42,818	46,858	169,576
Income from continuing operations, net of tax	10,778	10,946	13,956	18,575	54,255
Income from discontinued operations, net of tax	1,304	837	281	981	3,403
Net income	12,082	11,783	14,237	19,556	57,658
Diluted income per share:
Continuing operations, net of tax	$ 0.35	$ 0.35	$ 0.45	$ 0.59	$ 1.75
Discontinued operations, net of tax	0.04	0.03	0.01	0.03	0.11
Net income	$ 0.39	$ 0.38	$ 0.46	$ 0.62	$ 1.86

Pro forma, as adjusted (2):
Total revenue	$94,660	$95,013	$ 106,083	$ 127,506	$ 423,262
Cost of revenue	39,373	39,405	43,416	53,765	175,959
Net revenue	55,287	55,608	62,667	73,741	247,303
Total expenses and other income	39,239	39,533	42,228	46,261	167,261
Income from continuing operations, net of tax	10,112	10,280	13,230	17,752	51,374
Income from discontinued operations, net of tax	1,970	1,503	1,007	1,804	6,284
Net income	12,082	11,783	14,237	19,556	57,658
Diluted income per share:
Continuing operations, net of tax	$ 0.33	$ 0.33	$ 0.43	$ 0.56	$ 1.65
Discontinued operations, net of tax	0.06	0.05	0.03	0.06	0.21
Net income	$ 0.39	$ 0.38	$ 0.46	$ 0.62	$ 1.86

(1) Reflects previously reported discontinued operations (primarily from Auto Master).
(2) Reflects Illinois short-term payday loan locations as a pro forma discontinued operation combined with previously reported discontinued operations.
CONTACT: Rick Wessel, Chairman and Chief Executive Officer
         Doug Orr, Executive Vice President and
         Chief Financial Officer
         Phone: (817) 505-3199
         Email: investorrelations@firstcash.com
         Website: www.firstcash.com